Exhibit 10.3

FIRST AMENDMENT

TO THE

HORACE MANN EDUCATORS CORPORATION

2010 COMPREHENSIVE EXECUTIVE COMPENSATION PLAN

(As Amended and Restated Effective as of May 20, 2015)

THIS FIRST AMENDMENT to the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan, as amended and restated effective as of May 20, 2015 (the “Plan”), is made and entered into by Horace Mann Educators Corporation (the “Company”).

WHEREAS, the Board of Directors of the Company deems it necessary and desirable to amend the Plan as set forth herein.

NOW, THEREFORE, the Plan is hereby amended, effective as of March 7, 2017, as follows:

1.	Section 4.02 is amended to read as follows:

“4.02 Manner of Exercise of Committee Authority.

(a) The Committee may act through subcommittees of the Board (including a subcommittee of one Board member if permitted by applicable law), including for purposes of perfecting exemptions under Rule 16b-3 (in which case the members of the sub-committee shall qualify as Non-Employee Directors), or qualifying Awards under Code Section 162(m) as performance-based compensation (in which case the members of the sub-committee shall qualify as outside Directors under Code Section 162(m)). The express grant of any specific power to the Committee, and the taking of any action by the Committee or a subcommittee, shall not be construed as limiting any power or authority of the Committee.

(b) To the fullest extent permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law and the Company’s bylaws, the Committee may delegate to an individual who is (or individuals who each are) an officer (as determined pursuant to Section 16 of the Exchange Act), the power to approve Awards of Options, SARs, Restricted Stock or RSUs to persons eligible to receive Awards under the Plan who are not (i) subject to Section 16 of the Exchange Act or (ii) at the time of such approval, “covered employees” under Section 162(m) of the Code. Any action by an officer or officers pursuant to this Section 4.02(b) shall be subject to the following limitations: (A) without the express approval of the Committee, Awards made by such officer or officers not relate to more than 10,000 shares of Stock

(determined pursuant to the share counting rules set forth in Section 5.02 of the Plan) in any calendar year, and (B) any such Award must be made subject to the terms (including vesting or other lapse of restrictions) set forth in the form of Award Agreement that was then most recently approved by the Committee for purposes of making such Awards. Any delegation pursuant to this Section 4.02(b) may be revoked at any time.

(c) Except to the extent prohibited by applicable law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to the Committee under the Plan that relate to the day-to-day administration of the Plan. Such delegation may be revoked at any time.”

2.	Section 7.01 is amended to read as follows:

“7.01 General.

“(a)  General Terms. Awards may be granted on the terms and conditions set forth in this Article VII. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 12.07), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)  Minimum Vesting. Except as otherwise set forth in this Section 7.01(b), no portion of any grant of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units (including any such Award that is otherwise intended to constitute a Performance Award) shall, on the date any such Award is granted, provide that such Award shall become vested (i.e., nonforfeitable) or free from restriction, as applicable, sooner than the first anniversary of the date such Award is granted; provided, that an Award may provide for earlier vesting or lapse of restrictions (i) in the event of the death or disability of the applicable Participant, (ii) if such Award is granted pursuant to Section 10.01 hereof and the award being replaced was previously subject to vesting or a lapse of restrictions that would have occurred within one year of the date the substitute Award is granted, (iii) Awards granted prior to March 7, 2017 shall not be subject to the vesting minimums described in this Section 7.01(b). In addition to the exceptions set forth in clauses (i), (ii) and (iii) above, the Committee shall have the authority to grant Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units (including any such Award that is otherwise intended to constitute a Performance Award) that become vested (i.e., nonforfeitable) or free from restrictions, as applicable, prior to the first anniversary of the grant date thereof, so long as such Awards do not represent more than five percent (5%) of the aggregate maximum number of shares of Stock available for Awards under this Plan (as set forth in Section 5.01). For purposes of determining the number of shares of Stock that remain available for delivery under the five percent (5%) limit set forth in the preceding sentence, the counting rules set forth in Section 5.02 of this Plan shall apply.”

3.	The Plan is further amended to make any conforming changes necessary to effectuate the foregoing amendments.

Dated: March 7, 2017

HORACE MANN EDUCATORS CORPORATION

By:	/S/ John P. McCarthy

Its:	CHRO